FOR IMMEDIATE RELEASE
U.S. Department of Health and Human Services, Centers for Medicare and Medicaid Services Notify Maximus of Cancellation of the Contact Center Operations Contract Re- Procurement
(Tysons, Va. – November 26, 2024) – Maximus (NYSE: MMS), a leading employer and provider of government services worldwide, announced the Department of Health and Human Services, Centers for Medicare and Medicaid Services (CMS) notified Maximus they have cancelled the Contact Center Operations solicitation which covered the same scope of work Maximus currently performs under contract today through option periods available until 2031.
“Maximus employees have consistently demonstrated their ability to successfully manage this critical program providing essential support to more than 75 million eligible Americans who rely on Medicare and the Federal Marketplace. We appreciate the opportunity to continue supporting HHS and CMS in their vital missions and look forward to delivering innovative, high-quality, and reliable solutions that benefit the American public,” stated Bruce Caswell, President and CEO, Maximus.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.

Contacts:	Investor Relations	Media & Public Relations
	James Francis	Eileen Cassidy Rivera
	Jessica Batt	media@maximus.com
IR@maximus.com

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